EXHIBIT 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
THE POKER TV NETWORK, INC.

The Poker TV Network, Inc., intending to amend and restate its Articles of Incorporation pursuant to Chapter 78 of the Nevada Revised Statutes, hereby adopts and executes the following Amended and Restated Articles of Incorporation:

ARTICLE I
NAME

The name of the Corporation is PC Universe, Inc.

ARTICLE II
CAPITAL STOCK

Section 1.

Authorized Shares.  The total number of shares of capital stock which the Corporation has the authority to issue is two hundred twenty million (220,000,000).  The total number of shares of common stock which the Corporation is authorized to issue is two hundred million (200,000,000) shares of common stock, par value $0.001.  The total number of shares of preferred stock which the Corporation is authorized to issue is twenty million (20,000,000), par value $0.001.  Preferred stock may be issued in one or more series.  The Board of Directors of the Corporation is vested with the authority to determine and state the designations and preferences, limitations, relative rights and voting rights, if any, of each series by the adoption and filing in accordance with the Nevada Revised Statutes, before the issuance of any shares of such series, of an amendment or amendments to these Articles of Incorporation determining the terms of such series, which amendment need not be approved by the stockholders or the holders of any class or series of shares except as provided by law. All shares of preferred stock of the same series shall be identical.

The following is a description of each class of stock of the Corporation with the preferences, conversion and other rights, restrictions, voting powers, limitations as to distributions, qualifications, and terms and conditions of redemption of each class:

FIRST: Notwithstanding any provision of these Articles to the contrary, the affirmative vote of a majority of all the votes entitled to be cast on the matter shall be sufficient, valid and effective, after due authorization, approval or advice of such action by the Board of Directors, as required by law, to approve and authorize the following acts of the Corporation:

(i)   any amendment of these Articles;

(ii)  the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation;

(iii) the sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Corporation, including its goodwill and franchises;

(iv)  the participation by the Corporation in a share exchange (as defined in Nevada General Corporation Law); and

(v)   the voluntary or involuntary liquidation, dissolution or winding-up of or the revocation of any such proceedings relating to the Corporation.

SECOND:  The preferred stock shall have the rights and limitations as prescribed by the Board of Directors.

Section 2.

Assessment of Stock.  The capital stock of the Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation. No share shall be issued without consideration being exchanged.

ARTICLE III
DIRECTORS AND OFFICERS

Section 1.

Number of Directors.  The Board of Directors shall consist of not less than one (1) and not more than nine (9) directors.  Within the foregoing limits, the number of directors from time to time comprising the entire board of directors shall be fixed by or in the manner provided in the By-Laws.

Section 2.

Powers of Directors.  The Board of Directors shall have the power:

(i)

to authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, or securities convertible into or exercisable for shares of its stock of any class or classes, including options, warrants or rights, whether now or hereafter authorized.

(ii)

if authorized by the By-Laws, to designate by resolution or resolutions adopted by a majority of the Board of Directors, one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in said resolutions or in the By-Laws of the Corporation and permitted by the Nevada Revised Statutes, shall have and may exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, and shall have power to authorize the seal of the Corporation to be affixed to all instruments and documents which may require it.

(iii)

If the By-Laws so provide, to hold its meetings, to have an office or offices and, subject to the provisions of the Nevada Revised Statutes, to keep the books of the Corporation, outside of said State at such place or places as may from time to time be designated by it.

(iv)

to borrow or raise money, from time to time and without limit, and upon any terms, for any corporate purposes; and, subject to the Nevada Revised Statutes, to authorize the creation, issuance, assumption or guaranty of bonds, notes or other evidences of indebtedness for moneys so borrowed, to include therein necessary provisions such as redemption, conversion or otherwise, as the Board of Directors, in its sole discretion, may determine and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets and goodwill of the Corporation then owned or thereafter acquired.

(v)

The Board of Directors shall have the power to adopt, amend and repeal the By-Laws of the Corporation.

The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other article of this Certificate of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the laws of the State of Nevada now or hereafter in force.

Section 3.

Payment of Expenses.  In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

Section 4.

Limitation on Liability.  The liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes.  If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time.

ARTICLE IV
REPEAL AND CONFLICTS

Any repeal or modification of Section 3 or 4 of Article III above approved by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the corporation existing as of the time of such repeal or modification.  In the event of any conflict between Section 3 or 4 of Article III and any other Article of the Corporation's Articles of Incorporation, the terms and provisions of Sections 3 and/or 4 of Article III shall control.

ARTICLE V
COMBINATIONS WITH INTERESTED STOCKHOLDERS

At such time, if any, as the Corporation becomes a "resident domestic corporation", as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statute.

ARTICLE VI
VOTING OF STOCKHOLDERS

Except as may be otherwise required by law, if a quorum is present, the affirmative vote of a majority of the outstanding shares represented at the meeting and entitled to vote thereon, or of any class or series, shall be the act of the stockholders on all matters except the election of directors.  Directors shall be elected by plurality vote.

ARTICLE VII
PREEMPTIVE RIGHTS

A stockholder of the Corporation shall not be entitled to a preemptive or preferential right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

ARTICLE VIII
AMENDMENTS TO ARTICLES

The Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in its Articles of incorporation, as amended, to the extent and in the manner now or in the future permitted or prescribed by statute, and all rights conferred in these Articles upon stockholders are granted subject to that reservation.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its President and Secretary this 13th day of June, 2006.

/s/ Michael Grasso
Michael Grasso
President and Secretary